UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2021

Supernus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

Incorporation)

001-35518	20-2590184
(Commission File Number)	(IRS Employer Identification No.)

9715 Key West Avenue, Rockville MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 838-2500

Not Applicable

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Exchange Act

TITLE OF EACH CLASS	Trading Symbol	NAME OF EACH EXCHANGE ON WHICH REGISTERED
Common Stock, $0.001 Par Value	SUPN	The Nasdaq Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   On July 23, 2021, James P. Kelly, Executive Vice-President and Chief Financial Officer, notified Supernus Pharmaceuticals, Inc. (“Supernus” or the “Company”) of his resignation from the Company to join another company. Mr. Kelly’s resignation will be effective August 13, 2021.

(c)   On July 27, 2021, the Company appointed Timothy C. Dec to the position of Senior Vice-President and Chief Financial Officer. Mr. Dec will join the Company on August 23, 2021.

Mr. Dec has more than 35 years of experience in accounting and finance across many industries, including healthcare. His experience includes serving in chief financial officer or other senior financial executive roles at three publicly traded companies listed on Nasdaq, and with private equity-backed companies. Most recently, from April 2015 to July 2021, Mr. Dec was Chief Financial Officer of OpGen, Inc., a Nasdaq listed company engaged in the development and commercialization of molecular microbiology solutions to help combat infectious diseases. Prior to joining OpGen, Mr. Dec served as Senior Vice President and Chief Financial Officer for Clubwidesports, LLC, a start-up sports management software company, from January 2014 to April 2015. From August 2007 to December 2012, Mr. Dec served as Senior Vice President and Chief Financial Officer of Fortress International Group, Inc., a publicly traded company. From June 2006 to August 2007, Mr. Dec was Senior Vice President, Chief Financial Officer of Presidio Networked Solutions, a private company, and from June 1999 to June 2006, was Senior Vice President, Chief Accounting Officer and Treasurer of Broadwing Corporation (formerly Corvis Corporation), a publicly traded company. Mr. Dec also has public accounting firm experience and served as an Adjunct Professor teaching M.B.A courses in finance at Mount St. Mary’s University from January 2013 to August 2017. Mr. Dec received his B.S. in accounting from Mount St. Mary’s University and an M.B.A. in finance from American University.

Mr. Dec will receive an annual base salary of $375,000. In addition, Mr. Dec will be eligible to participate in the Company’s bonus plan pursuant to which he will be eligible for an annual target bonus of up to 40% of his annual salary, prorated for the first year of service, contingent upon his and the Company’s performance. Mr. Dec will receive an award of 85,000 options to purchase common stock that will vest over four years in accordance with the terms of the Company’s 2021 Equity Incentive Plan. Mr. Dec will be eligible to participate in employee benefit plans, such as medical, dental, vision, group life insurance, disability insurance and the Company’s 401(k) Plan on the same basis as other Company employees.

The Company and Mr. Dec will enter into an Executive Retention Agreement (the “Retention Agreement”) to be effective August 23, 2021, which provides severance payments and other benefits in the event of a change in control of the Company. Under the Retention Agreement, upon termination of employment by the Company prior to a change in control without cause (as defined in the Retention Agreement) or by Mr. Dec with good reason (as defined in the Retention Agreement), Mr. Dec will be entitled to receive his base salary and health benefits for a period of 12 months following the termination date. In the event of termination of employment by the Company on the date of, or within 12 months after a change in control, without cause or by Mr. Dec for good reason, Mr. Dec will be entitled to receive his base salary and health benefits for a period of 12 months following the termination date, a lump-sum payment equal to his most recent annual bonus, and stock-based compensation arrangements will be fully vested and nonforfeitable on the date of such termination and will continue to be exercisable and payable in accordance with the terms that apply under such arrangements other than any vesting requirements. Amounts payable under the Retention Agreement are subject to the Company’s clawback policy. The foregoing description of the terms of the Retention Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Form of Retention Agreement filed with the Company’s Current Report on Form 8-K on September 18, 2014.

Item 9.01	Financial Statements and Exhibits.

(d)	The following document is filed as an Exhibit pursuant to Item 5.02 hereof:

Exhibit 10.1†+ – Offer Letter to Timothy C. Dec.

Exhibit 104 – The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

†	Certain portions of this exhibit that constitute confidential information have been omitted in accordance with Regulation S-K, Item 601(b)(10)(iv) because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

+	Indicates a management contract or compensatory plan, contract or arrangement in which an officer participates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERNUS PHARMACEUTICALS, INC.

DATED: July 29, 2021	By:	/s/ James P. Kelly
James P. Kelly
Executive Vice-President and Chief Financial Officer